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                                                                      EXHIBIT 11

                        GTE CORPORATION AND SUBSIDIARIES
                 Calculation of Earnings (Loss) per Common Share
                                   (Unaudited)


                                               Three Months Ended   Nine Months Ended
                                                  September 30,       September 30,
                                               ------------------   -----------------
                                                 1998       1997      1998      1997
                                               -------    -------   -------   -------
                                               (In Millions, Except Per-Share Amounts)
Net income:
    Before extraordinary charges               $   822    $   756   $ 1,637   $ 2,092
    Extraordinary charges                           --         --      (320)       --
                                               -------    -------   -------   -------
       Consolidated net income                 $   822    $   756   $ 1,317   $ 2,092
                                               =======    =======   =======   =======

Average basic common shares                        964        956       962       958

Adjustments to basic common shares:
   Add - Employees' stock and stock
      option plans                                   4          3         5         3
                                               -------    -------   -------   -------
Adjusted average diluted common shares             968        959       967       961
                                               =======    =======   =======   =======

EARNINGS (LOSS) PER COMMON SHARE:

    Basic (1)
       Before extraordinary charges            $   .85    $   .79   $  1.70   $  2.18
       Extraordinary charges                        --         --      (.33)       --
                                               -------    -------   -------   -------
       Consolidated                            $   .85    $   .79   $  1.37   $  2.18
                                               =======    =======   =======   =======

    Diluted (2)
       Before extraordinary charges            $   .85    $   .79   $  1.69   $  2.18
       Extraordinary charges                        --         --      (.33)       --
                                               -------    -------   -------   -------
       Consolidated                            $   .85    $   .79   $  1.36   $  2.18
                                               =======    =======   =======   =======



(1) Computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period.

(2) Reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock.